                                                                      EXHIBIT 11
                                                                      ----------



                              FRONTIER CORPORATION
            CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
                       OF COMMON STOCK ON A DILUTED BASIS


In thousands, except per share data                           Years Ended December 31,
                                                  ------------------------------------------------
                                                    1998      1997      1996      1995      1994
                                                  --------  --------  --------  --------  --------

Income applicable to common stock                 $174,783  $ 30,782  $189,005  $ 21,253  $178,870
  Add:  Interest on convertible debentures (1)         554         -       554         -       554
                                                  ------------------------------------------------
                                                  $175,337  $ 30,782  $189,559  $ 21,253  $179,424
  Less:  Increase in related federal
            income taxes (1)                           194         -       194         -       194
                                                  ------------------------------------------------
Adjusted income applicable to common
  stock                                           $175,143  $ 30,782  $189,365  $ 21,253  $179,230
                                                  ================================================

Average common shares outstanding
  (excluding common stock equivalents)             170,626   168,975   165,234   153,764   148,170
Adjustments for:
  Convertible debentures (1)                           503         -       503         -       503
  Stock Options                                      2,812       992     1,771     9,612    12,183
                                                  ------------------------------------------------
Adjusted common shares assuming
  conversion of outstanding convertible
  debentures and stock options at the
  beginning of each period                         173,941   169,967   167,508   163,376   160,856
                                                  ================================================
Net income per average share of
 common stock on a diluted basis                     $1.01     $0.18     $1.13     $0.13     $1.11

(1)  Convertible debentures are anti-dilutive in 1997 and 1995.